UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 6, 2009 (October 1, 2009)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 1, 2009, Allegheny Energy Supply Company, LLC (“AE Supply”) a wholly-owned subsidiary of Allegheny Energy, Inc. (“Allegheny”), issued $350.0 million aggregate principal amount of 5.75% Notes due 2019 (the “10-Year Notes”) and $250.0 million aggregate principal amount of 6.75% Notes due 2039 (the “30-Year Notes” and collectively, with the 10-Year Notes, the “Notes”). Interest on the Notes is payable semi-annually in arrears on each April 15 and October 15, commencing April 15, 2010. The 10-Year Notes will mature on October 15, 2019, and the 30-Year Notes will mature on October 15, 2039.

The 10-Year Notes were issued under the Indenture, dated as of April 8, 2002 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 1, 2009, between AE Supply and the Trustee (the “2nd Supplemental Indenture”). The 30-Year Notes were issued under the Indenture and the Third Supplemental Indenture, dated as of October 1, 2009, between AE Supply and the Trustee (the “3rd Supplemental Indenture” and together with the 2nd Supplemental Indenture, the “Supplemental Indentures”).

Among other things, the Supplemental Indentures provide that the Notes are redeemable in whole or in part, at any time by paying the greater of (i) the principal amount of the Notes and (ii) a “make whole” premium payment described in the Supplemental Indentures.

Each of the Supplemental Indentures also contains certain covenants which restrict the ability of AE Supply and its subsidiaries, to, among other things: engage in mergers or consolidations or transfer all or substantially all of their assets; create liens; and engage in sale-leaseback transactions. If AE Supply fails to comply with such covenants or if other events of default occur, the trustee or holders of 25% in aggregate principal amount of the 10-Year Notes or 30-Year Notes could determine to accelerate the payment of the obligations under the respective series of Notes.

The Notes are unsecured and unsubordinated and rank equally in right of payment with all other unsecured and unsubordinated indebtedness of AE Supply, and were issued in accordance with the provisions of Rule 144A and Regulation S under the Securities Act of 1933, as amended.

A portion of the net proceeds from the Notes was used to repay AE Supply’s $447 million term loan under its Credit Agreement dated May 2, 2006, among AE Supply, the banks, financial institutions and other institutional lenders party thereto, and Citicorp USA, Inc., as Administrative Agent (as amended, the “Prior Credit Agreement”), as a result of which the Prior Credit Agreement terminated in accordance with its terms. The remaining proceeds will be used for the repurchase of AE Supply’s 7.80% Notes due 2011.

The Trustee has had various relationships with Allegheny and its affiliates involving the provision of a variety of financial services.

Item 8.01	Other Events.

On October 6, 2009, Allegheny issued a press release announcing interim results and an amendment to the previously announced cash tender offer by AE Supply. As of 5:00 p.m. New York City time, on October 5, 2009, approximately $152 million of AE Supply’s 7.80% Notes due 2011 were tendered and not withdrawn. In addition, AE Supply increased the Maximum Tender Amount (as defined in the Offer to Purchase dated September 22, 2009) from $150 million to $165 million. The terms and conditions of the tender offer are described in the Offer to Purchase dated September 22, 2009, as amended by the press release, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: October 6, 2009	By:	/s/ KIRK R. OLIVER
	Name:	Kirk R. Oliver
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 6, 2009